Exhibit 10.2

EXCHANGE AGREEMENT (this “Agreement”), dated as of December 29, 2008, by and among GMAC LLC, a Delaware limited liability company (“GMAC”), General Motors Corporation (“GM”) and FIM Holdings LLC (“FIM”) (GM and FIM, each a “Holder” and collectively the “Holders”).

WHEREAS, GMAC entered into a Participation Agreement, dated as of June 4, 2008, with the Holders (the “Participation Agreement”), pursuant to which GMAC sold to GM and Cerberus Rescap Financing LLC up to $750 million in subordinated participations in the loans made pursuant to the Loan Agreement, dated as of June 4, 2008, among GMAC, Residential Funding Company, LLC and GMAC Mortgage, LLC;

WHEREAS, on or prior to the date hereof, Cerberus Rescap Financing LLC has contributed its Participation (as defined in the Participation Agreement), directly or indirectly, to FIM;

WHEREAS, on the terms and conditions set forth in this Agreement, GMAC desires to exchange with each Holder, and each Holder desires to exchange with GMAC, such Holder’s Participation for such amount of Common Membership Interests (as defined in the LLC Agreement (as hereinafter defined)) set forth opposite its name on Annex A as of the Closing Date (as hereinafter defined) (the “Consideration”); and

WHEREAS, capitalized terms not otherwise defined herein shall have the meanings ascribed to them in the Amended and Restated Limited Liability Company Operating Agreement of GMAC, dated as of November 30, 2006, as amended (the “LLC Agreement”) or the Participation Agreement, as applicable.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements and warranties herein contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. Purchase and Exchange. Subject to the terms and conditions herein set forth, GMAC agrees to exchange with each Holder, and each Holder agrees to exchange with GMAC, on the Closing Date, such Holder’s Participation in exchange for the applicable Consideration set forth on Annex A.

2. Rescission. If GMAC’s separate private exchange offers and cash tender offers to purchase and/or exchange certain of its and its subsidiaries’ and Residential Capital, LLC’s outstanding notes shall not have been completed at or prior to 11:59 p.m., New York City time, on January 1, 2009 on substantially the terms described in the offering memorandums therefor, each of GM and FIM shall have the right to notify each other party to this Agreement that they wish to rescind this Agreement and upon receipt of such notification by each such other party hereto prior to 5 p.m., New York City time, on January 5, 2009, this Agreement shall thereupon become null and void, ab initio, as if this Agreement was never executed and the Closing never occurred, and any actions theretofore undertaken pursuant hereto shall immediately thereupon be rescinded and the parties hereto shall be restored to such positions as each occupied immediately prior to the execution hereof.

3. Representations and Warranties of GMAC. GMAC hereby represents and warrants to each of the Holders as follows:

(a) Due Organization. GMAC has been duly formed and is validly existing as a Delaware limited liability company in good standing under the laws of the State of Delaware.

(b) Authorization. GMAC has the requisite power to enter into this Agreement and the transactions and agreements contemplated hereby (the “Transactions”) and to carry out its obligations hereunder and thereunder. This Agreement has been duly authorized, and this Agreement has been duly executed and delivered by GMAC and constitutes a valid and binding agreement enforceable in accordance with its terms, except, to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally or by general equitable principles. Neither the execution and delivery of this Agreement, the consummation of the Transactions, nor compliance with the terms, conditions or provisions of this Agreement will be a violation of any of the terms, conditions or provisions of GMAC’s Certificate of Formation or LLC Agreement (as amended through the Closing Date).

(c) Consideration. At the Closing, the Common Membership Interests issued as the Consideration will be duly authorized and validly issued.

4. Representations and Warranties of Holders. Each Holder hereby represents and warrants to GMAC as follows:

(a) Due Organization. Such Holder is duly organized and is validly existing and in good standing under the laws of its jurisdiction of formation.

(b) Authorization. Such Holder has the requisite power to enter into this Agreement and the Transactions and to carry out its obligations hereunder and thereunder. This Agreement has been duly authorized, executed and delivered by such Holder and constitutes a valid and binding agreement of such Holder enforceable in accordance with its terms, except to the extent that enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally or by general equitable principles. Neither the execution and delivery of this Agreement, consummation of the Transactions, nor compliance with the terms, conditions or provisions of this Agreement, will be a violation of any of the terms, conditions or provisions of such Holder’s charter and bylaws or equivalent organizational documents.

(c) Access to Information. Such Holder has been supplied with and has had access to such information as it deems relevant to entering into this Agreement and has had the opportunity to inquire of management of GMAC as to any such information.

(d) Sophistication. Although such Holder (or its affiliates) is an existing member of GMAC, such Holder hereby acknowledges that (i) GMAC may be in possession of material, nonpublic information regarding GMAC, its financial condition, results of operations, businesses, regulatory status, properties, assets, liabilities, managements, projections, appraisals, and plans, proposals and prospects; (ii) such information may be materially adverse to such Holder’s interests; and (iii) if such Holder were in possession of some or all of such information it might not be willing to exchange its Participation pursuant to the Transactions or would have a materially different view of the benefits of the Transactions. Such Holder also acknowledges and agrees that GMAC shall have no additional obligation pursuant to or as a result of this Agreement to disclose to such Holder any of the information referred to in the preceding sentence.

5. Section 14.10 of the LLC Agreement shall apply with respect to this Agreement and the transactions contemplated hereby.

6. Closing. The exchange of the Participations for the Consideration (the “Closing”) shall occur immediately following the execution of this Agreement (such date being the “Closing Date”). The Closing shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 W. 52nd St., New York, New York 10019, at which time the parties shall make the deliveries described below.

(a) Deliveries by GMAC. At the Closing, GMAC shall deliver or cause to be delivered to each Holder, a certificate, dated the Closing Date, of an executive officer of GMAC, certifying that, as of such date, the representations and warranties of GMAC contained herein are accurate, true and correct with the same force and effect as though made on and as of such date and that the books and records of GMAC have been adjusted to reflect the issuance of the Consideration to such Holder.

(b) Deliveries by the Holders. At the Closing, each Holder shall deliver or cause to be delivered the following to GMAC:

(1) a letter agreement executed by each Holder to terminate the Participation Agreement, in the form attached as Exhibit A;

(2) a certificate, dated the Closing Date, of an executive officer or other authorized signatory of such Holder, certifying that, as of such date, the representations and warranties of such Holder are accurate, true and correct with the same force and effect as though made on and as of such date.

7. Survival. The representations and warranties of the parties shall survive the Closing forever.

8. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties and their respective legal successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any person or entity other than the parties and their respective legal successors and permitted assigns. No Holder may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of GMAC.

9. Notices. Any notice or other communication provided for herein or given hereunder to a party shall be in writing and shall be given by delivery, by telex, telecopier or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties as follows:

If to GMAC:

GMAC LLC
200 Renaissance Center Detroit, MI 48265
Attention:	GMAC General Counsel
Facsimile:	(313) 656-6124

with a copy to:

Wachtell, Lipton, Rosen & Katz
51 West 52nd Street New York, New York 10019
	Attention:	David E. Shapiro
	Facsimile:	(212) 403-2314

If to GM:
General Motors Corporation 300 Renaissance Center Detroit, Michigan 48265
	Attention:	Jeffrey Braun
	Facsimile:	(248) 267-2555

with a copy to:

Cravath, Swaine & Moore LLP
Worldwide Plaza 825 Eighth Avenue New York, NY 10019
	Attention:	B. Robbins Kiessling, Philip A. Gelston
	Facsimile:	212-474-3700

If to FIM:

c/o Cerberus Capital Management, L.P
299 Park Avenue New York, NY 10171
	Attention:	Lenard Tessler, Seth Plattus, Mark Neporent
	Facsimile:	(212) 750-5212

with a copy to:

Schulte Roth & Zabel
919 Third Avenue
New York NY 10022
Attention:	Alan Waldenberg, David Rosewater
Facsimile:	(212) 593-5955

or to such other address with respect to a party as such party shall notify the other in writing.

10. Waiver. No party may waive any of the terms or conditions of this Agreement, nor may this Agreement be amended or modified, except by a duly signed writing referring to the specific provision to be waived, amended or modified. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

11. Entire Agreement. This Agreement constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties and their affiliates with respect to the subject matter hereof.

12. Expenses. Except as otherwise expressly contemplated herein to the contrary, regardless of whether the Transactions are consummated, each party shall pay its own expenses incident to preparing for, entering into and carrying out this Agreement and the consummation of the Transactions.

13. Captions. The Section and Paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

14. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. This Agreement shall become effective when each party shall have received counterparts hereof signed by each of the other parties.

15. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW RULES OF SUCH STATE.

16. Jurisdiction; Venue; Services of Process. Each of the parties hereby irrevocably and unconditionally consents to submit to the exclusive jurisdiction of the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, for any proceeding arising out of or relating to this Agreement and the Transactions (and agrees not to commence any proceeding relating thereto except in such courts), and further agrees that service of any process, summons, notice or document by U.S. registered mail to its respective address set forth in this Agreement shall be effective service of process for any proceeding brought against it in any such court. Each of the parties hereby irrevocably and unconditionally waives any objection to the laying of venue of any proceeding arising out of this

Agreement or the Transactions in the Delaware Court of Chancery in and for New Castle County, or in the event (but only in the event) that such court does not have subject matter jurisdiction over such action or proceeding, the United States District Court for the District of Delaware, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such proceeding brought in any such court has been brought in an inconvenient forum. Each of the parties agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

17. Waivers of Jury Trial. EACH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

18. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.

19. No Presumption Against Drafter. Each of the parties has jointly participated in the negotiation and drafting of this Agreement. In the event of an ambiguity or a question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the parties and no presumptions or burdens of proof shall arise favoring any party by virtue of the authorship of any of the provisions of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first executed.

GMAC LLC

By:	/s/ David C. Walker
Name:	David C. Walker
Title:	Treasurer and Group
Vice President

[Signature Page to the Exchange Agreement]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and delivered as of the day and year first executed.

General Motors Corporation

By:	/s/ Ray G. Young
Name:	Ray G. Young
Title:

FIM Holdings, LLC

By: Cerberus FIM Investors, LLC, its Managing Member,

By: Cerberus FIM, LLC, its Managing Member,

By:	/s/ Stephen A. Feinberg
Name:	Stephen A. Feinberg
Title:	Managing Member

[Signature Page to the Exchange Agreement]

Annex A

Holder	Consideration
General Motors Corporation (Consideration to be issued to GM Finance Co. Holdings LLC on behalf of General Motors Corporation)	79,368 Class B Membership Interests

FIM Holdings LLC	82,608 Class A Membership Interests

Annex A